The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement is not an offer to sell these Securities, and it is not soliciting an offer to buy these Securities in any jurisdiction where the offer or sale is not permitted. Subject to completion dated September 12, 2018.

PRELIMINARY PRICING SUPPLEMENT No. K1102 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-218604-02 Dated September 12, 2018

Credit Suisse AG $• Capped Buffer In-Step GEARS

Linked to the Performance of the Least Performing Underlying between the Russell 2000® Index and the S&P 500® Index due March 20, 2024

Principal at Risk Securities

Investment Description

These Capped Buffer In-Step GEARS (the “Securities”) are senior, unsecured obligations of Credit Suisse AG, acting through its London branch (“Credit Suisse” or the “Issuer”) linked to the performance of the Least Performing Underlying between the Russell 2000® Index and the S&P 500® Index (each an “Underlying” and together the “Underlyings”). The Securities will rank pari passu with all of our other senior unsecured obligations. If the Final Underlying Level (as defined below) of the Least Performing Underlying is equal to or greater than its Upper Barrier of 105% of its Initial Level, Credit Suisse will pay a cash payment at maturity equal to the Principal Amount plus a return equal to the product of the Principal Amount and the lesser of (i) the sum of (a) the product of (x) the Upside Gearing of 1.87 and (y) the Upside Return of the Least Performing Underlying and (b) the Step Return and (ii) the Maximum Gain of 63.40%. If the Final Underlying Level of the Least Performing Underlying is less than its Upper Barrier but equal to or greater than its Downside Threshold of 85% of its Initial Level, Credit Suisse will pay a cash payment at maturity equal to the Principal Amount plus a return equal to the product of the Principal Amount and the Step Return. If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you a cash payment that is less than the Principal Amount at maturity. In this case, you will have downside exposure to the performance of the Least Performing Underlying in excess of the Buffer at a rate of 1-for-1 and could lose up to 85% of your investment. The Initial Underlying Level for each Underlying will be equal to the arithmetic average of its Closing Level on each of the Initial Averaging Dates (as defined below). The Final Underlying Level of each Underlying will be equal to the arithmetic average of its Closing Level on each trading day during the three-month Final Valuation Period (as defined below) on which a Market Disruption Event has not occurred nor is continuing. The Securities are therefore significantly different from similar securities that measure the point-to-point performance of the Underlyings.

Investing in the Securities involves significant risks. You will not receive interest or dividend payments during the term of the Securities. You may lose up to 85% of your Principal Amount. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due. If Credit Suisse were to default on its obligations, you may not receive any amounts owed to you under the Securities.

Features	Key Dates*

❑   Enhanced Growth Potential up to Maximum Gain: At maturity, the Upside Gearing will provide leveraged exposure to any positive performance of the Least Performing Underlying up to the Maximum Gain. If the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Upper Barrier, Credit Suisse will pay a cash payment at maturity equal to the Principal Amount plus a return equal to the product of the Principal Amount and the lesser of (i) the sum of (a) the product of (x) the Upside Gearing of 1.87 and (y) the Upside Return of the Least Performing Underlying and (b) the Step Return and (ii) the Maximum Gain of 63.40%.

❑   Step Return Feature: If the Final Underlying Level of the Least Performing Underlying is less than its Upper Barrier but equal to or greater than its Downside Threshold, Credit Suisse will pay the Principal Amount at maturity plus a return equal to the product of the Principal Amount and the Step Return.

❑   Buffered Downside Market Exposure: If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you an amount less than your full Principal Amount, resulting in a loss of your principal that is proportionate to the depreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level in excess of the Buffer. The Initial Underlying Level and the Final Underlying Level for each Underlying will be determined based on averaging conventions that make the Securities significantly different than securities that measure the point-to-point performance of the Underlyings. The contingent repayment of principal applies only if you hold the Securities to maturity. Any payment on the Securities, including any repayment of principal, is subject to the ability of Credit Suisse to pay its obligations as they become due.

Strike Date	September 10, 2018
Trade Date*	September 13, 2018
Settlement Date*	September 18, 2018
Final Valuation Date**	March 15, 2024
Maturity Date**	March 20, 2024
* Expected. ** Subject to postponement as set forth in any accompanying product supplement under “Description of the Securities—Postponement of calculation dates.”

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO PAY THE FULL PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN EXPOSE YOUR INVESTMENT TO THE DEPRECIATION OF THE LEAST PERFORMING UNDERLYING FROM ITS INITIAL UNDERLYING LEVEL TO ITS FINAL UNDERLYING LEVEL IN EXCESS OF THE BUFFER. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CREDIT SUISSE. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 6 AND UNDER “RISK FACTORS” BEGINNING ON PAGE PS-3 OF ANY ACCOMPANYING PRODUCT SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE UP TO 85% OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY EXCHANGE.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying underlying supplement, the product supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense.

Security Offering

This pricing supplement relates to Securities linked to the performance of the Least Performing Underlying between the Russell 2000® Index and the S&P 500® Index. The Maximum Gain, Upside Gearing, Step Return and Buffer are set forth below. The Initial Underlying Levels and Downside Thresholds will be determined on the last Initial Averaging Date. The Securities are offered at a minimum investment of 100 Securities at $10 per Security (representing a $1,000 investment), and integral multiples of $10 in excess thereof.

Underlyings	Maximum Gain	Upside Gearing	Step Return	Buffer	CUSIP	ISIN
Russell 2000® Index	63.40%	1.87	26%	15%	22549R375	US22549R3755
S&P 500® Index

Credit Suisse currently estimates the value of each $10 principal amount of the Securities on the Trade Date will be between $9.50 and $9.80 (as determined by reference to our pricing models and the rate we are currently paying to borrow funds through issuance of the Securities (our “internal funding rate”)). This range of estimated values reflects terms that are not yet fixed. A single estimated value reflecting final terms will be determined on the Trade Date. See “Key Risks” in this pricing supplement.

See “Additional Information about Credit Suisse and the Securities” on page 2. The Securities will have the terms set forth in any accompanying product supplement, prospectus supplement and prospectus and this pricing supplement.

The Securities are not deposit liabilities and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency of the United States, Switzerland or any other jurisdiction.

Offering of Securities	Price to Public		Underwriting Discount and Commissions(1)		Proceeds to Credit Suisse AG
	Total	Per Security	Total	Per Security	Total	Per Security
Securities Linked to the Performance of the Least Performing Underlying between the Russell 2000® Index and the S&P 500® Index due March 20, 2024	$•	$10	$•	$0.075	$•	$9.925

(1) UBS Financial Services Inc. will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.075 per $10 principal amount of Securities. For more detailed information, please see “Supplemental Plan of Distribution” in this pricing supplement.

UBS Financial Services Inc.

Additional Information about Credit Suisse and the Securities

You should read this pricing supplement together with the underlying supplement dated April 19, 2018, the product supplement dated June 30, 2017, the prospectus supplement dated June 30, 2017 and the prospectus dated June 30, 2017, relating to our Medium-Term Notes of which these Securities are a part. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying Supplement dated April 19, 2018: http://www.sec.gov/Archives/edgar/data/1053092/000095010318004962/dp89590_424b2-underlying.htm

♦	Product Supplement No. I-B dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000095010317006316/dp77781_424b2-ib.htm

♦	Prospectus Supplement and Prospectus dated June 30, 2017: http://www.sec.gov/Archives/edgar/data/1053092/000104746917004364/a2232566z424b2.htm

Our Central Index Key, or CIK, on the SEC website is 1053092. As used in this pricing supplement, “we,” “us,” or “our” refers to Credit Suisse.

The Securities are senior, unsecured obligations of Credit Suisse and will rank pari passu with all of our other senior unsecured obligations.

In the event the terms of the Securities described in this pricing supplement differ from, or are inconsistent with, the terms described in the underlying supplement, product supplement, prospectus supplement or prospectus, the terms described in this pricing supplement will control.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, fact sheets, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. We may, without the consent of the registered holder of the Securities and the owner of any beneficial interest in the Securities, amend the Securities to conform to its terms as set forth in this pricing supplement and the documents listed above, and the trustee is authorized to enter into any such amendment without any such consent. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement and “Risk Factors” in any accompanying product supplement, “Foreign Currency Risks” in the accompanying prospectus and any risk factors we describe in the combined Annual Report on Form 20-F of Credit Suisse Group AG and us incorporated by reference therein, and any additional risk factors we describe in future filings we make with the SEC under the Securities Exchange Act of 1934, as amended, as the Securities involve risks not associated with conventional debt Securities. You should consult your investment, legal, tax, accounting and other advisors before deciding to invest in the Securities.

Prohibition of Sales to EEA Retail Investors

The Securities may not be offered, sold or otherwise made available to any retail investor in the European Economic Area. For the purposes of this provision:

(a) the expression “retail investor” means a person who is one (or more) of the following:

(i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or

(ii) a customer within the meaning of Directive 2002/92/EC, where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or

(iii) not a qualified investor as defined in Directive 2003/71/EC; and

(b) the expression “offer” includes the communication in any form and by any means of sufficient information on the terms of the offer and the Securities offered so as to enable an investor to decide to purchase or subscribe the Securities.

You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer on the date the Securities are priced. We reserve the right to change the terms of, or reject any offer to purchase the Securities prior to their issuance. In the event of any changes to the terms of the Securities, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

Investor Suitability

The Securities may be suitable for you if:

♦  You fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 85% of your initial investment.

♦  You can tolerate a loss of up to 85% of your investment and you are willing to be exposed to the downside performance of the Least Performing Underlying in excess of the Buffer at a rate of 1% for each 1% that the level of the Least Performing Underlying decreases from its Initial Underlying Level to its Final Underlying Level in excess of the Buffer of 15%.

♦  You understand that your return will be based on the Underlying Return of the Least Performing Underlying, you will not benefit from the performance of any other Underlying, and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦  You are willing to forgo any dividends paid on the equity securities included in the Underlyings.

♦  You are willing to hold the Securities to maturity as stated on the cover hereof, and you accept that there may be little or no secondary market for the Securities.

♦  You believe that the Final Underlying Level of the Least Performing Underlying will be greater than its Downside Threshold and you are willing to give up any appreciation of the Least Performing Underlying from the Initial Underlying Level to the Final Underlying Level in excess of the Maximum Gain set forth on the cover hereof.

♦  You understand and accept that your potential return is limited by the Maximum Gain and you are willing to invest in the Securities based on the Maximum Gain set forth on the cover hereof.

♦  You are willing to accept that the Initial Underlying Level of each Underlying will be determined based on the arithmetic average of its Closing Level on each of the weekly Initial Averaging Dates.

♦  You are willing to accept that the Final Underlying Level of each Underlying will be determined based on the arithmetic average of its Closing Level on each trading day during the Final Valuation Period on which a Market Disruption Event has not occurred nor is continuing.

♦  You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlyings.

♦  You would be willing to invest in the Securities based on the Downside Threshold specified on the cover hereof.

♦  You do not seek current income from your investment.

♦  You understand and accept the risks associated with the Underlyings.

♦  You are willing to assume the credit risk of Credit Suisse for all payments under the Securities, and you understand that the payment of any amount due on the Securities is subject to the credit risk of Credit Suisse.

The Securities may not be suitable for you if:

♦  You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of up to 85% of your initial investment.

♦  You seek an investment designed to provide a full return of principal at maturity.

♦  You cannot tolerate a loss of up to 85% of your investment and you are unwilling to make an investment that may be exposed to the downside performance of the Least Performing Underlying in excess of the Buffer at a rate of 1% for each 1% that Least Performing Underlying decreases from Initial Underlying Level to Final Underlying Level in excess of the Buffer of 15%.

♦  You are unwilling to accept that your return will be based on the Least Performing Underlying, you will not benefit from the performance of any other Underlying and you will be fully exposed to the risk of fluctuations in the level of each Underlying.

♦  You are unwilling to accept that the Initial Underlying Level of each Underlying will be determined based on the arithmetic average of its Closing Level on each of the weekly Initial Averaging Dates.

♦  You are unwilling to accept that the Final Underlying Level of each Underlying will be determined based on the arithmetic average of its Closing Level on each trading day during the Final Valuation Period on which a Market Disruption Event has not occurred nor is continuing.

♦  You prefer to receive the dividends paid on the equity securities included in the Underlyings.

♦  You are unable or unwilling to hold the Securities to maturity as stated on the cover hereof, or you seek an investment for which there will be an active secondary market for the Securities.

♦  You believe that the level of the Least Performing Underlying will decline during the term of the Securities and the Final Underlying Level of the Least Performing Underlying is likely to be less than its Downside Threshold.

♦  You seek an investment that has unlimited return potential, or you would be unwilling to invest in the Securities based on the Maximum Gain indicated on the cover page hereof.

♦  You are unwilling to invest in the Securities based on the Upside Gearing indicated on the cover hereof.

♦  You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the level of the Underlyings.

♦  You would be unwilling to invest in the Securities based on the Downside Threshold specified on the cover hereof.

♦  You prefer the lower risk, and, therefore, accept the potentially lower returns of conventional debt securities with comparable maturities issued by Credit Suisse or another issuer with a similar credit rating.

♦  You seek current income from your investment.

♦  You do not understand or accept the risks associated with the Underlyings.

♦  You are unwilling to assume the credit risk of Credit Suisse for all payments under the Securities.

The suitability considerations identified above are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” beginning on page 8 of this pricing supplement for risks related to an investment in the Securities. For more information on the Underlyings, see “Historical Information” in this pricing supplement.

Key Terms

Issuer	Credit Suisse AG (“Credit Suisse”), acting through its London branch.
Principal Amount	$10 per Security
Term	Approximately five years and six months. In the event that we make any change to the expected Trade Date and Settlement Date, the calculation agent may adjust the Initial Averaging Dates, the Final Valuation Period and Maturity Date to ensure that the stated term of the Securities remains the same.
Underlyings	The Russell 2000® and the S&P 500® Index
Downside Threshold	For each Underlying, 85% of its Initial Underlying Level
Upside Gearing	1.87
Maximum Gain	63.40%
Step Return	26%
Buffer	15%
Upper Barrier	For each Underlying, 105% of its Initial Underlying Level
Payment at Maturity (per Security)

If the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Upper Barrier, Credit Suisse will pay you a cash payment calculated as follows:

$10 + [$10 × the lesser of (i) (Upside Gearing x Upside Return of the Least Performing Underlying) + Step Return and (ii) Maximum Gain]

If the Final Underlying Level of the Least Performing Underlying is less than its Upper Barrier but equal to or greater than its Downside Threshold, Credit Suisse will pay you a cash payment of:

$10 + [$10 × (Step Return)]

If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you a cash payment of:

$10 + [$10 × (Underlying Return of the Least Performing Underlying + Buffer)]

In this case, you will lose 1% of principal for each 1% that the Final Underlying Level of the Least Performing Underlying is less than its Initial Underlying Level in excess of the Buffer of 15%. You could lose up to 85% of your investment.

Upside Return:	For each Underlying, calculated as follows: Final Underlying Level – Upper Barrier Initial Underlying Level
Underlying Return	For each Underlying, calculated as follows: Final Underlying Level – Initial Underlying Level Initial Underlying Level
Least Performing Underlying	The Underlying with the lowest Underlying Return.
Initial Underlying Level	With respect to each Underlying, the arithmetic average of its Closing Level on the Initial Averaging Dates. For the purpose of the accompanying product supplement, each Initial Averaging Date shall be a “calculation date.”
Final Underlying Level	With respect to each Underlying, the arithmetic average of its Closing Level on each trading day during the Final Valuation Period on which a Market Disruption Event has not occurred nor is continuing.
Closing Level	The Closing Level of each Underlying on any trading day will be the closing level of such Underlying on such trading day, as determined by the calculation agent by reference to (i) Bloomberg Financial Services (“Bloomberg”) or any successor reporting service, or (ii) if Bloomberg or such successor reporting service does not publish the closing level on such trading day, the index sponsor.
Initial Averaging Dates

September 10, 2018, September 17, 2018, September 24, 2018, October 1, 2018, October 8, 2018, October 15, 2018, October 22, 2018, October 29, 2018, November 5, 2018, November 12, 2018, November 19, 2018, November 26, 2018, December 3, 2018 and December 10, 2018.

The Closing Levels of the Underlyings on September 10, 2018 (the first Initial Averaging Date) were:

The Russell 2000® Index: 1717.467

The S&P 500® Index: 2877.13

Final Valuation Period	From and including December 15, 2023 to and including March 15, 2024 (the “Final Valuation Date”).
Maturity Date	March 20, 2024, subject to the market disruption event provisions set forth in any accompanying product supplement under “Description of the Securities—Market disruption events.” If the Maturity Date is not a business day, the Payment at Maturity will be payable on the first following business day, unless that business day falls in the next calendar month, in which case payment will be made on the first preceding business day.
CUSIP / ISIN	22549R375 / US22549R3755

Investment Timeline

Initial Averaging Dates Select dates, approximately weekly, from and including September 10, 2018 to and including December 10, 2018	The Initial Underlying Level of each Underlying are determined by calculating the arithmetic average of the Closing Level of each Underlying on the Initial Averaging Dates. On the last Initial Averaging Date, the Initial Underlying Level and Downside Threshold for each Underlying will be determined.

Final Valuation Period From and including December 15, 2023 to and including March 15, 2024	The Final Underlying Level and Underlying Return for each Underlying are determined.

Maturity Date

If the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Upper Barrier, Credit Suisse will pay you a cash payment calculated as follows:

$10 + [$10 × the lesser of (i) (Upside Gearing x Upside Return of the Least Performing Underlying) + Step Return and (ii) Maximum Gain]

If the Final Underlying Level of the Least Performing Underlying is less than its Upper Barrier but equal to or greater than its Downside Threshold, Credit Suisse will pay you a cash payment of:

$10 + [$10 × (Step Return)]

If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, Credit Suisse will pay you a cash payment of:

$10 + [$10 × (Underlying Return of the Least Performing Underlying + Buffer)]

In this case, you will lose 1% of principal for each 1% that the Final Underlying Level of the Least Performing Underlying is less than its Initial Underlying Level in excess of the Buffer of 15%. You could lose up to 85% of your investment.

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE UP TO 85% OF YOUR PRINCIPAL AMOUNT. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF PRINCIPAL, IS SUBJECT TO THE ABILITY OF CREDIT SUISSE TO PAY ITS OBLIGATIONS AS THEY BECOME DUE. IF CREDIT SUISSE WERE TO DEFAULT ON ITS OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES.

Supplemental Terms of the Securities

For purposes of the Securities offered by this pricing supplement, all references to each of the following defined terms used in any accompanying product supplement will be deemed to refer to the corresponding defined term used in this pricing supplement, as set forth in the table below:

Product Supplement Defined Term	Pricing Supplement Defined Term
Knock-In Level	Downside Threshold
Upside Participation Rate	Upside Gearing
Initial Level	Initial Underlying Level
Final Level	Final Underlying Level
Valuation Date	Final Valuation Date

Key Risks

An investment in the offering of the Securities involves significant risks. Investing in the Securities is not equivalent to investing in the Underlyings. Some of the risks that apply to the Securities are summarized below, but we urge you to read the more detailed explanation of risks relating to the Securities in the “Risk Factors” section of any accompanying product supplement. We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Securities.

♦	You may receive less than the principal amount at maturity — You may receive less at maturity than you originally invested in the Securities. If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, you will lose a percentage of the Principal Amount equal to the sum of (i) the Underlying Return of the Least Performing Underlying and (ii) the Buffer. Accordingly, if the Underlying Return of the Least Performing Underlying is less than its Downside Threshold, you will be exposed to the downside performance of the Underlying in excess of the Buffer at a rate of 1-for-1. You could lose up to 85% of your investment. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

♦	Regardless of the amount of any payment you receive on the Securities, your actual yield may be different in real value terms — Inflation may cause the real value of any payment you receive on the Securities to be less at maturity than it is at the time you invest. An investment in the Securities also represents a forgone opportunity to invest in an alternative asset that generates a higher real return. You should carefully consider whether an investment that may result in a return that is lower than the return on alternative investments is appropriate for you.

♦	The probability that the Final Underlying Level of the Least Performing Underlying will be less than its Downside Threshold will depend on the volatility of such Underlying — “Volatility” refers to the frequency and magnitude of changes in the level of an Underlying. The greater the expected volatility with respect to an Underlying on the Trade Date, the higher the expectation as of the Trade Date that the Final Underlying Level of such Underlying could be less than its Downside Threshold, indicating a higher expected risk of loss on the Securities. The terms of the Securities are set, in part, based on expectations about the volatility of each Underlying as of the Trade Date. The volatility of each Underlying can change significantly over the term of the Securities. The level of the Underlying could fall sharply, which could result in a significant loss of principal. You should be willing to accept the downside market risk of the Underlyings and the potential to lose a significant amount of your principal at maturity.

♦	The Initial Underlying Level of each Underlying will be determined after the Pricing Date — The Initial Underlying Level of each Underlying will equal the arithmetic average of the Closing Levels of such Underlying on the Initial Averaging Dates. As a result, the Initial Underlying Level of each Underlying will not be determined, and neither you nor we can be certain of what the Initial Underlying Level of any Underlying will be until after the Pricing Date and Settlement Date of the Securities. The Initial Underlying Level of any Underlying could be significantly different (higher or lower) than the Closing Level of such Underlying on the Pricing Date.

♦	The averaging convention used to calculate the Initial Underlying Level and Final Underlying Level of each Underlying could reduce your return — Your investment in the Securities may not perform as well as an investment in an instrument that measures the point-to-point performance of each Underlying from the Pricing Date to the Final Valuation Date. This is because (i) the Initial Underlying Level of each Underlying will be the arithmetic average of the Closing Levels of such Underlying on the Initial Averaging Dates and (ii) the Final Underlying Level of each Underlying will be the arithmetic average of the Closing Levels of such Underlying on each trading day during the Final Valuation Period. Because of this averaging convention, the Initial Underlying Level of each Underlying could be higher than the Closing Level of such Underlying on the Trade Date and the Final Underlying Level of each Underlying could be less than the Closing Level of such Underlying on the Final Valuation Date. Either of these situations would increase the chance that the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold and therefore your chance of losing a significant portion of your initial investment. For example, if the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold but its Closing Level is greater than its Downside Threshold on the Final Valuation Date, your return will be less than it would have been if the Securities measured the Final Underlying Level on the Final Valuation Date alone.

In addition, the averaging convention, the number of Initial Averaging Dates and the length of the Final Valuation Period mean that your exposure to the Underlyings is diluted. Any beneficial movements in the level of an Underlying will be mitigated by the performance of such Underlying on the other Initial Averaging Dates and on other trading days during the Final Valuation Period, respectively.

♦	The appreciation potential of the Securities is limited by the Maximum Gain — Your potential total return on the Securities at maturity is limited by the Maximum Gain, and therefore any further appreciation of the Least Performing Underlying from its Initial Underlying Level to its Final Underlying Level where the product of (i) the Upside Gearing and (ii) the sum of (a) the Underlying Return of the Least Performing Underlying and (b) the Buffer is greater than the Maximum Gain will not result in any further benefit to you. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Underlyings.

♦	Because the Securities are linked to the performance of more than one Underlying, there is a greater risk of your sustaining a significant loss on your investment — The risk that you will lose some or a substantial amount of your initial investment in the Securities at maturity is greater if you invest in the Securities as opposed to substantially similar securities that are linked to the performance of fewer Underlyings. With two Underlyings, it is more likely that the Final Level of any Underlying will be less than its respective Downside Threshold. Therefore it is more likely that you will suffer a significant loss on your investment at maturity.

In addition, movements in the values of the Underlyings may be correlated or uncorrelated at different times during the term of the Securities, and such correlation (or lack thereof) could have an adverse effect on your return on the Securities. The correlation of a pair of Underlyings represents a statistical measurement of the degree to which the ratios of the returns of those Underlyings were similar to each other over a given period of time. The correlation between a pair of Underlyings is scaled from 1.0 to -1.0, with 1.0 indicating perfect positive correlation (i.e., the value of both Underlyings are increasing together or decreasing together and the ratio of their daily returns has been constant), 0 indicating no correlation (i.e., there is no statistical relationship between the daily returns of that pair of Underlyings) and -1.0 indicating perfect negative correlation (i.e., as the value of one Underlying increases, the value of the other Underlying decreases and the ratio of their daily returns has been constant).

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for the Final Underlying Level of one of those Underlyings to be below its respective Downside Threshold. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, the Final Underlying Level of one or both of those Underlyings might be below its respective Downside Threshold, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Upside Gearing for the Securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Securities are set. Increased risk resulting from lower correlation will be reflected in a higher Upside Gearing than would be payable on securities that have a higher degree of correlation.

♦	Your return will be based on the individual return of each Underlying — Unlike securities linked to a basket of Underlyings, the Securities will be linked to the individual performance of each Underlying. Because the Securities are not linked to a basket, in which case the risk is mitigated and diversified among all of the components of a basket, you will be exposed to the risk of fluctuations in the levels of the Underlyings to the same degree for each Underlying. The amount payable on the Securities, if any, depends on the performance of the Least Performing Underlying regardless of the performance of any other Underlying. You will bear the risk that any of the Underlyings will perform poorly.

♦	The Securities are subject to the credit risk of Credit Suisse — Investors are dependent on our ability to pay all amounts due on the Securities and, therefore, if we were to default on our obligations, you may not receive any amounts owed to you under the Securities. In addition, any decline in our credit ratings, any adverse changes in the market’s view of our creditworthiness or any increase in our credit spreads is likely to adversely affect the value of the Securities prior to maturity.

♦	The Securities do not pay interest — We will not pay interest on the Securities. You may receive less at maturity than you could have earned on ordinary interest-bearing debt securities with similar maturities, including other of our debt securities, since the Payment at Maturity is based on the performance of the Least Performing Underlying. Because the Payment at Maturity may be less than the amount originally invested in the Securities, the return on the Securities (the effective yield to maturity) may be negative. Even if it is positive, the return payable on each Security may not be enough to compensate you for any loss in value due to inflation and other factors relating to the value of money over time.

♦	The stated payout from the Issuer applies only if you hold the Securities to maturity — The value of the Securities prior to maturity may be less than the initial investment amount and substantially different than the amount expected at maturity. If you are able to sell your Securities prior to maturity in the secondary market, your return may be less than the Underlying Return of the Least Performing Underlying and you may receive less than your initial investment amount even if the level of the Least Performing Underlying is greater than its Downside Threshold at that time. The stated payout on the Securities, including the application of its Downside Threshold and Upside Gearing, applies only if you hold the Securities to maturity.

♦	The Securities are linked to the Russell 2000® Index and are subject to the risks associated with small-capitalization companies — The Russell 2000® Index is composed of equity securities issued by companies with relatively small market capitalization. These equity securities often have greater stock price volatility, lower trading volume and less liquidity than the equity securities of large-capitalization companies, and are more vulnerable to adverse business and economic developments than those of large-capitalization companies. In addition, small-capitalization companies are typically less established and less stable financially than large-capitalization companies. These companies may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such companies tend to have smaller revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. Therefore, the Russell 2000® Index may be more volatile than it would be if it were composed of equity securities issued by large-capitalization companies.

♦	Hedging and trading activity — We, any dealer or any of our or their respective affiliates may carry out hedging activities related to the Securities, including in instruments related to the Underlying. We, any dealer or any of our or their respective or our affiliates may also trade instruments related to the Underlying from time to time. Any of these hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect our payment to you at maturity.

♦	The estimated value of the Securities on the Trade Date may be less than the Price to Public — The initial estimated value of your Securities on the Trade Date (as determined by reference to our pricing models and our internal funding rate) may be significantly less than the original Price to Public. The Price to Public of the Securities includes any discounts or commissions as well as transaction costs such as expenses incurred to create, document and market the Securities and the cost of hedging our risks as issuer of the Securities through one or more of our affiliates (which includes a projected profit). These costs will be effectively borne by you as an investor in the Securities. These amounts will be retained by Credit Suisse or our affiliates in connection with our structuring and offering of the Securities (except to the extent discounts or commissions are reallowed to other broker-dealers or any costs are paid to third parties).

On the Trade Date, we value the components of the Securities in accordance with our pricing models. These include a fixed income component valued using our internal funding rate, and individual option components valued using mid-market pricing. As such, the payout on the Securities can be replicated using a combination of these components and the value of these components, as determined by us using our pricing models, will impact the terms of the Securities at issuance. Our option valuation models are proprietary. Our pricing models take into account factors such as interest rates, volatility and time to maturity of the Securities, and they rely in part on certain assumptions about future events, which may prove to be incorrect.

Because Credit Suisse’s pricing models may differ from other issuers’ valuation models, and because funding rates taken into account by other issuers may vary materially from the rates used by Credit Suisse (even among issuers with similar creditworthiness), our estimated value at any time may not be comparable to estimated values of similar securities of other issuers.

♦	Effect of interest rate used in structuring the Securities — The internal funding rate we use in structuring notes such as these Securities is typically lower than the interest rate that is reflected in the yield on our conventional debt securities of similar maturity in the secondary market (our “secondary market credit spreads”). If on the Trade Date our internal funding rate is lower than our secondary market credit spreads, we expect that the economic terms of the Securities will generally be less favorable to you than they would have been if our secondary market credit spread had been used in structuring the Securities. We will also use our internal funding rate to determine the price of the Securities if we post a bid to repurchase your Securities in secondary market transactions. See “—Secondary Market Prices” below.

♦	Secondary market prices — If Credit Suisse (or an affiliate) bids for your Securities in secondary market transactions, which we are not obligated to do, the secondary market price (and the value used for account statements or otherwise) may be higher or lower than the Price to Public and the estimated value of the Securities on the Trade Date. The estimated value of the Securities on the cover of this pricing supplement does not represent a minimum price at which we would be willing to buy the Securities in the secondary market (if any exists) at any time. The secondary market price of your Securities at any time cannot be predicted and will reflect the then-current estimated value determined by reference to our pricing models and other factors. These other factors include our internal funding rate, customary bid and ask spreads and other transaction costs, changes in market conditions and any deterioration or improvement in our creditworthiness. In circumstances where our internal funding rate is lower than our secondary market credit spreads, our secondary market bid for your Securities could be more favorable than what other dealers might bid because, assuming all else equal, we use the lower internal funding rate to price the Securities and other dealers might use the higher secondary market credit spread to price them. Furthermore, assuming no change in market conditions from the Trade Date, the secondary market price of your Securities will be lower than the Price to Public because it will not include any discounts or commissions and hedging and other transaction costs. If you sell your Securities to a dealer in a secondary market transaction, the dealer may impose an additional discount or commission, and as a result the price you receive on your Securities may be lower than the price at which we may repurchase the Securities from such dealer.

We (or an affiliate) may initially post a bid to repurchase the Securities from you at a price that will exceed the then-current estimated value of the Securities. That higher price reflects our projected profit and costs that were included in the Price to Public, and that higher price may also be initially used for account statements or otherwise. We (or our affiliate) may offer to pay this higher price, for your benefit, but the amount of any excess over the then-current estimated value will be temporary and is expected to decline over a period of approximately four months.

The Securities are not designed to be short-term trading instruments and any sale prior to maturity could result in a substantial loss to you. You should be willing and able to hold your Securities to maturity.

♦	Credit Suisse is subject to Swiss regulation — As a Swiss bank, Credit Suisse is subject to regulation by governmental agencies, supervisory authorities and self-regulatory organizations in Switzerland. Such regulation is increasingly more extensive and complex and subjects Credit Suisse to risks. For example, pursuant to Swiss banking laws, the Swiss Financial Market Supervisory Authority (FINMA) may open resolution proceedings if there are justified concerns that Credit Suisse is over-indebted, has serious liquidity problems or no longer fulfills capital adequacy requirements. FINMA has broad powers and discretion in the case of resolution proceedings, which include the power to convert debt instruments and other liabilities of Credit Suisse into equity and/or cancel such liabilities in whole or in part. If one or more of these measures were imposed, such measures may adversely affect the terms and market value of the Securities and/or the ability of Credit Suisse to make payments thereunder and you may not receive any amounts owed to you under the Securities.

♦	Lack of liquidity — The Securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the Securities in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Securities when you wish to do so. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Credit Suisse (or its affiliates) is willing to buy the Securities. If you have to sell your Securities prior to maturity, you may not be able to do so or you may have to sell them at a substantial loss.

♦	Potential conflicts — We and our affiliates play a variety of roles in connection with the issuance of the Securities, including acting as calculation agent, hedging our obligations under the Securities and determining their estimated value. In performing these duties, the economic interests of us and our affiliates are potentially adverse to your interests as an investor in the Securities. Further, hedging activities may adversely affect any payment on or the value of the Securities. Any profit in connection with such hedging activities will be in addition to any other compensation that we and our affiliates receive for the sale of the Securities, which creates an additional incentive to sell the Securities to you.

♦	Unpredictable economic and market factors will affect the value of the Securities — The payout on the Securities can be replicated using a combination of the components described in “The estimated value of the Securities on the Trade Date may be less than the Price to Public.” Therefore, in addition to the level of any Underlying, the terms of the Securities at issuance and the value of the Securities prior to maturity may be influenced by factors that impact the value of fixed income securities and options in general, such as:

o	the expected and actual volatility of the Underlyings;

o	the expected and actual correlation, if any, between the Underlyings;

o	the time to maturity of the Securities;

o	the dividend rate on the equity securities included in the Underlyings;

o	interest and yield rates in the market generally;

o	investor’s expectations with respect to the rate of inflation;

o	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the components included in the Underlyings or markets generally and which may affect the levels of the Underlyings; and

o	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

Some or all of these factors may influence the price that you will receive if you choose to sell your Securities prior to maturity, and such price could be less than your initial investment and significantly different than the amount expected at maturity. The impact of any of the factors set forth above may enhance or offset some or all of any change resulting from another factor or factors.

♦	No ownership rights relating to the Underlyings — Your return on the Securities will not reflect the return you would realize if you actually owned the equity securities that comprise the Underlyings. The return on your investment is not the same as the total return you would receive based on the purchase of the equity securities that comprise the Underlyings.

♦	No dividend payments or voting rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights with respect to the equity securities that comprise the Underlyings. Further, the performance of the Underlyings will not include these dividends or distributions and does not contain a "total return" feature.

♦	The U.S. federal tax consequences of the Securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are treated as “open transactions.” If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities, including the timing and character of income recognized by U.S. investors and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the Securities, possibly retroactively.

Hypothetical Examples of How the Securities Might Perform

Hypothetical terms only. Actual terms may vary. See the cover page for actual offering terms.

The examples and table below illustrate Payments at Maturity for a hypothetical offering of the Securities under various scenarios, with the assumptions set forth below (the actual terms for the Securities offering will be determined on the Trade Date). Numbers in the examples and table below have been rounded for ease of analysis. You should not take these examples or the table below as an indication or assurance of the expected performance of the Least Performing Underlying. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due.

Principal Amount:	$10
Term:	Approximately five years and six months
Downside Threshold:	85% of its hypothetical Initial Underlying Level
Upside Gearing:	1.87
Maximum Gain	63.40%
Buffer	15%
Upper Barrier	105%

Example 1 — The level of the Least Performing Underlying increases by 70% from its Initial Underlying Level to its Final Underlying Level.

Because the level of the Least Performing Underlying is greater than its Upper Barrier, Credit Suisse will pay you the lesser of (i) the product of the Principal Amount and (a) the Upside Gearing of 1.87 multiplied by the Upside Return of the Least Performing Underlying plus (b) the Step Return of 26% and (ii) the Maximum Gain of 63.40%. Therefore, Credit Suisse will pay you the Principal Amount plus a return equal to the Maximum Gain of 63.40%, resulting in a Payment at Maturity of $16.340 per $10 Principal Amount of Securities, calculated as follows:

Underlying Return of the Least Performing Underlying = 70%

Payment at Maturity = $10 + [$10 × the lesser of (i) (Upside Gearing x Upside Return of the Least Performing Underlying) + Step Return and (ii) Maximum Gain]

= $10 + [$10 × the lesser of (i) (1.87 x 65%) + 26% and (ii) 63.40%]

= $10 + [$10 x the lesser of (i) 147.55% and (ii) 63.40%]

= $10 + ($10 × 63.40%)

= $10 + $6.340

= $16.340

Example 2 — The level of the Least Performing Underlying increases by 10% from its Initial Underlying Level to its Final Underlying Level.

Because the level of the Least Performing Underlying is greater than its Upper Barrier, Credit Suisse will pay you the lesser of (i) the product of the Principal Amount and (a) the Upside Gearing of 1.87 multiplied by the Upside Return of the Least Performing Underlying plus (b) the Step Return of 26% and (ii) the Maximum Gain of 63.40%. Therefore, Credit Suisse will pay you the Principal Amount plus a return equal to the product of the Principal Amount and (a) the Upside Gearing of 1.87 multiplied by the Upside Return of the Least Performing Underlying plus (b) the Step Return, resulting in a Payment at Maturity of $13.535 per $10 Principal Amount of Securities, calculated as follows:

Underlying Return of the Least Performing Underlying = 10%

Payment at Maturity = $10 + [$10 × the lesser of (i) (Upside Gearing x Upside Return of the Least Performing Underlying) + Step Return and (ii) Maximum Gain]

= $10 + [$10 × the lesser of (i) (1.87 x 5%) + 26% and (ii) 63.40%]

= $10 + [$10 x the lesser of (i) 35.35% and (ii) 63.40%]

= $10 + ($10 × 35.35%)

= $10 + $3.535

= $13.535

Example 3 — The level of the Least Performing Underlying decreases by 10% from its Initial Underlying Level to its Final Underlying Level. The Underlying Return of the Least Performing Underlying is negative, but the Final Level of the Least Performing is equal to or greater than its Downside Threshold. Therefore, the Payment at Maturity is calculated as follows:

Underlying Return of the Least Performing Underlying = -10%

Payment at Maturity = $10 + [$10 × (Step Return)]

= $10 + [$10 × 26%]

= $10 + $2.600

= $12.600

Because the Final Underlying Level of the Least Performing Underlying is equal to or greater than its Downside Threshold, Credit Suisse will pay you the Principal Amount plus a return equal to the Step Return. In this scenario, you would receive a positive return on your investment even though the Least Performing Underlying decreased from its Initial Underlying Level to its Final Underlying Level.

Example 4 — The level of the Least Performing Underlying decreases by 60% from its Initial Underlying Level to its Final Underlying Level. The Underlying Return of the Least Performing Underlying is less than its Downside Threshold. The Payment at Maturity is calculated as follows:

Underlying Return of the Least Performing Underlying = -60%

Payment at Maturity = $10 + [$10 × (Underlying Return of the Least Performing Underlying + Buffer)]

= $10 + [$10 × (-60% + 15%)]

= $10 + [$10 × (-45%)]

= $5.50

Because the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, the Securities will be fully exposed to the downside performance of the Least Performing Underlying in excess of the Buffer at a rate of 1-for-1. Therefore, the Payment at Maturity is equal to the decline in the level of the Least Performing Underlying in excess of the Buffer as of the Final Valuation Date. The Payment at Maturity is equal to $5.50 per $10 Principal Amount of Securities, resulting in a total loss on the Securities of 45%.

If the Final Underlying Level of the Least Performing Underlying is less than its Downside Threshold, the Securities will be exposed to the downside performance of the Least Performing Underlying in excess of the Buffer at a rate of 1-for-1, and you will lose up to 85% of your Principal Amount at maturity.

Hypothetical Payment at Maturity (per Security).

The table below illustrates, for a $10 investment in the Securities, hypothetical Payments at Maturity for a hypothetical range of Underlying Returns of the Least Performing Underlying. The hypothetical Payments at Maturity set forth below are for illustrative purposes only. The actual Payment at Maturity applicable to a purchaser of the Securities will depend on the Final Underlying Level of the Least Performing Underlying. You should consider carefully whether the Securities are suitable to your investment goals. Any payment on the Securities is subject to our ability to pay our obligations as they become due. The numbers appearing in the table below have been rounded for ease of analysis.

Underlying Return of the Least Performing Underlying	Return on the Securities	Payment at Maturity (per Security)
100.00%	63.40%	$16.340
90.00%	63.40%	$16.340
80.00%	63.40%	$16.340
70.00%	63.40%	$16.340
60.00%	63.40%	$16.340
50.00%	63.40%	$16.340
40.00%	63.40%	$16.340
30.00%	63.40%	$16.340
25.00%	63.40%	$16.340
20.00%	54.05%	$15.405
10.00%	35.35%	$13.535
6.00%	27.87%	$12.787
5.00%	26.00%	$12.600
0.00%	26.00%	$12.600
-10.00%	26.00%	$12.600
-15.00%	26.00%	$12.600
-16.00%	-1.00%	$9.900
-20.00%	-5.00%	$9.500
-30.00%	-15.00%	$8.500
-40.00%	-25.00%	$7.500
-50.00%	-35.00%	$6.500
-60.00%	-45.00%	$5.500
-70.00%	-55.00%	$4.500
-80.00%	-65.00%	$3.500
-90.00%	-75.00%	$2.500
-100.00%	-85.00%	$1.50

United States Federal Tax Considerations

This discussion supplements and, to the extent inconsistent therewith, supersedes the discussion in the accompanying product supplement under “Material United States Federal Income Tax Considerations.”

There are no statutory, judicial or administrative authorities that address the U.S. federal income tax treatment of the Securities or instruments that are similar to the Securities. In the opinion of our counsel, Davis Polk & Wardwell LLP, a Security should be treated as a prepaid financial contract that is an “open transaction” for U.S. federal income tax purposes. However, there is uncertainty regarding this treatment. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the Trade Date.

Assuming this treatment of the Securities is respected and subject to the discussion in “Material United States Federal Income Tax Considerations” in the accompanying product supplement and the discussion below about the payment at maturity becoming substantially fixed or subject to a minimum level, the following U.S. federal income tax consequences should result:

You should not recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or other disposition.

Upon a sale or other disposition (including retirement) of a Security, you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the Security. Such gain or loss should be long-term capital gain or loss if you held the Security for more than one year.

If, prior to maturity, the payment at maturity becomes substantially fixed or subject to a minimum level in excess of the issue price due to the Securities’ averaging feature, the IRS could treat the Securities as being terminated and reissued for U.S. federal income tax purposes and require you to recognize taxable gain in respect of any appreciation in your Securities at that time. Our counsel believes that it is more likely than not that such treatment will not apply, and that you will instead recognize any gain at maturity or an earlier disposition of the Securities as described above. You should consult your tax advisor regarding the treatment of the Securities in such an event.

We do not plan to request a ruling from the IRS regarding the treatment of the Securities, and the IRS or a court might not agree with the treatment described herein. In particular, the IRS could treat the Securities as contingent payment debt instruments, in which case the tax consequences of ownership and disposition of the Securities, including the timing and character of income recognized, could be materially and adversely affected. Moreover, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. In addition, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should consult your tax advisor regarding possible alternative tax treatments of the Securities and potential changes in applicable law.

Non-U.S. Holders. Subject to the discussions in the next paragraph and in “Material United States Federal Income Tax Considerations” in the accompanying product supplement, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Securities, provided that (i) income in respect of the Securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

As discussed under “Material United States Federal Income Tax Considerations—Non-U.S. Holders Generally—Substitute Dividend and Dividend Equivalent Payments” in the accompanying product supplement, Section 871(m) of the Internal Revenue Code generally imposes a 30% withholding tax on “dividend equivalents” paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. Treasury regulations under Section 871(m), as modified by an IRS notice, exclude from their scope financial instruments issued in 2018 that do not have a “delta” of one with respect to any U.S. equity. Based on the terms of the Securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the Securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the Securities under Section 871(m) will be made as of the Trade Date for the Securities and it is possible that the Securities will be subject to withholding tax under Section 871(m) based on circumstances on that date.

A determination that the Securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this determination. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to a U.S. equity to which the Securities relate. You should consult your tax advisor regarding the potential application of Section 871(m) to the Securities.

If withholding tax applies to the Securities, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “Material United States Federal Income Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

You should also consult your tax advisor regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Historical Information

The following graph sets forth the historical performance of the Underlyings based on the Closing Levels of the Underlyings from January 2, 2008 through September 10, 2018. The Closing Level of the Russell 2000® Index on September 10, 2018 was 1717.467. The Closing Level of the S&P 500® Index on September 10, 2018 was 2877.13. The solid green lines on the graphs represent the hypothetical Downside Thresholds. The actual Downside Thresholds for the Underlyings will be determined on the last Initial Averaging Date. We obtained the historical information below from Bloomberg, without independent verification.

You should not take the historical levels of the Underlyings as an indication of future performance of the Underlyings or the Securities. Any historical trend in the levels of the Underlyings during any period set forth below is not an indication that the levels of the Underlyings are more or less likely to increase or decrease at any time over the term of the Securities.

For additional information about the Russell 2000® Index and the S&P 500® Index, see “The Reference Indices—The FTSE Russell Indices—The Russell 2000® Index” and “The Reference Indices—The S&P Dow Jones Indices—The S&P 500® Index” in any accompanying underlying supplement.

Historical Information

Historical Performance of the Russell 2000® Index

Historical Performance of the S&P 500® Index

Correlation of the Underlyings

The following graph sets forth the historical performances of the Russell 2000® Index and the S&P 500® Index from January 2, 2008 through September 10, 2018, based on the daily Closing Levels of the Underlyings. For comparison purposes, each Underlying has been normalized to have a Closing Level of 100 on January 2, 2008 by dividing the Closing Level of that Underlying on each day by the Closing Level of that Underlying on January 2, 2008 and multiplying by 100.

We obtained the Closing Levels used to determine the normalized Closing Levels set forth below from Bloomberg, without independent verification. Historical performance of the Underlyings should not be taken as an indication of future performance. Future performance of the Underlyings may differ significantly from historical performance, and no assurance can be given as to the Closing Levels of the Underlyings during the term of the Securities, including on any Initial Averaging Date or during the Final Valuation Period. We cannot give you assurance that the performances of the Underlyings will result in the return of any of your initial investment.

Historical Performance of the Russell 2000® Index and the S&P 500® Index

PAST PERFORMANCE OF THE UNDERLYINGS IS NOT INDICATIVE OF FUTURE RESULTS.

The closer the relationship of the daily returns of a pair of Underlyings over a given period, the more positively correlated those Underlyings are. The graph above illustrates the historical performance of each of the Underlyings relative to the other Underlying over the time period shown and provides an indication of how close the relative performance of the daily returns of one Underlying has historically been to another. For additional information, see the information set forth under “Key Risks – Because the Securities are linked to the performance of more than one Underlying, there is a greater risk of your sustaining a significant loss on your investment” herein.

The lower (or more negative) the correlation between two Underlyings, the less likely it is that those Underlyings will move in the same direction and, therefore, the greater the potential for the Final Underlying Level of one of those Underlyings to be less than its respective Downside Threshold. This is because the less positively correlated a pair of Underlyings are, the greater the likelihood that at least one of the Underlyings will decrease in value. This results in a greater potential for a loss of principal at Maturity. However, even if two Underlyings have a higher positive correlation, one or both of those Underlyings might have a Final Underlying Level that is less than its respective Downside Threshold, as both of those Underlyings may decrease in value together.

Credit Suisse determines the Upside Gearing for the Securities based, in part, on the correlation among the Underlyings, calculated using internal models at the time the terms of the Securities are set. Increased risk resulting from lower correlation will be reflected in a higher Upside Gearing than would be payable on securities that have a higher degree of correlation.

Supplemental Use of Proceeds and Hedging

We intend to use the proceeds of this offering for our general corporate purposes, which may include the refinancing of existing debt outside Switzerland. Some or all of the proceeds we receive from the sale of the Securities may be used in connection with hedging our obligations under the Securities through one or more of our affiliates. Such hedging or trading activities on or prior to the Trade Date and during the term of the Securities could adversely affect the value of the Underlying and, as a result, could decrease the amount you may receive on the Securities at maturity. For additional information, see “Supplemental Use of Proceeds and Hedging” in any accompanying product supplement.

Supplemental Plan of Distribution

Under the terms of a distributor accession confirmation with UBS Financial Services Inc., dated as of March 12, 2014, UBS Financial Services Inc. will act as distributor for the Securities. The distributor will receive a fee from Credit Suisse or one of our affiliates of up to $0.075 per $10.00 principal amount of Securities. For additional information, see “Underwriting (Conflicts of Interest)” in the accompanying product supplement.

We expect to deliver the Securities against payment for the Securities on the Settlement Date indicated herein, which may be a date that is greater or less than two business days following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, if the Settlement Date is more than two business days after the Trade Date, purchasers who wish to transact in the Securities more than two business days prior to the Settlement Date will be required to specify alternative settlement arrangements to prevent a failed settlement.